Filing pursuant to Rule 424(b)(5)
Registration Statement No. 333-50820

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated December 7, 2000)

2,581,780 Units

Stratex Networks, Inc.

$9.44 per Unit

We are offering up to 2,581,780 units. Each unit consists of:

•	four shares of our common stock; and

•	one warrant to purchase a share of our common stock at an initial exercise price equal to $2.95 per share.

The units will be purchased at the negotiated price of $9.44 per unit. The warrants are immediately exercisable and expire five years from their date of issuance.

There will be no trading market for the units. The shares of common stock and warrants comprising the units will separate immediately upon completion of this offering and prior to any trading of the common stock and warrants. The common stock is listed on the Nasdaq National Market under the symbol “STXN.” On September 20, 2004, the last reported sale price of the common stock on the Nasdaq National Market was $2.95 per share. We are not listing the warrants on an exchange or any trading system and we do not expect that a trading market for the warrants will develop.

Investing in the units involves risks. See “Risk Factors” beginning on page S-3.

CIBC World Markets Corp. has been retained to act as placement agent for us in connection with the arrangement of this transaction. We have agreed to pay CIBC World Markets Corp. the aggregate placement agent fees set forth in the table below. The placement agent is not required to sell any specific number or dollar amount of units, but will use its reasonable efforts to arrange for the sale of all 2,581,780 of the units. See “Plan of Distribution” in this prospectus supplement.

	Per Unit	Maximum Offering
Price to the public	$9.440	$24,372,003
Placement agent fees	0.472	1,218,600
Proceeds, before expenses, to Stratex Networks, Inc.	8.968	23,153,403

We expect the total offering expenses, excluding placement agent fees, to be approximately $220,000 for all sales pursuant to the prospectus supplemented by this prospectus supplement. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to Stratex Networks, Inc., if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

As Placement Agent

The date of this prospectus supplement is September 20, 2004.

Prospectus Supplement Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Dilution
Description of Units
Description of Warrants
Certain U.S. Federal Income Tax Consequences
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Ratios of Earnings to Fixed Charges
Description of Debt Securities
Description of Common Stock
Description of Securities Warrants
Plan of Distribution
Legal Opinions
Experts
Where You Can Find More Information About Us

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Stratex,” “we,” “us,” or “our” refer to Stratex Networks, Inc., a Delaware corporation.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement.

Prospectus Supplement Summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the units. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leading provider of innovative wireless transmission solutions to mobile wireless carriers and data access providers around the world. Our solutions also address the requirements of fixed wireless carriers, enterprises and government institutions that operate broadband wireless networks. We design, manufacture and market a broad range of products that offer a wide range of transmission frequencies, ranging from 0.3 GigaHertz, or GHz, to 38 GHz, and a wide range of transmission capacities, typically ranging from 64 Kilobits to 2XOC-3, or 311 Megabits per second. In addition to our product offerings, we provide network planning, design and installation services and work closely with our customers to optimize transmission networks.

We have a long history of introducing innovative products into the telecommunications industry. For example, in 2001, we introduced the Vantex chip set, which integrates high-order Quadrature Amplitude Modulation, forward error correction and adaptive equalization, all essential components in high-performance wireless radios, into one common chipset. In 2002, we introduced the Altium MX platform, which utilizes the Vantex chipset and provides a high capacity wireless solution, allowing the deployment of voice and advanced data services for mobile backhaul, fixed wireless access and private network applications. Our newest product platform, Eclipse, introduced in July 2003, is one of the first wireless transmission platforms that combines a broad range of wireless transmission functions with a network processing node, containing many functions that previously had to be separately purchased from one or more equipment suppliers. Eclipse has the flexibility to increase transmission speeds and adjust capacity with software upgrades and is designed to simplify complex networks and lower the total cost of ownership over the product life.

In fiscal 2003 we began distributing a license-exempt product under an original equipment manufacturer agreement with Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. located in Cape Town, South Africa. In fiscal 2004 we acquired the net assets of Plessey Broadband from Tellumat. With the acquisition of these net assets, we have obtained a license-exempt telecommunications product line. We believe that this product line complements our existing licensed product lines and will expand our market presence in the license exempt market. The license-exempt product is currently marketed as Velox LE. Our sales of all of our product lines are generated primarily through our worldwide direct sales force. We also generate sales through base station suppliers, distributors and agents.

Stratex Networks, Inc., formerly known as Digital Microwave Corporation and DMC Stratex Networks, Inc., was incorporated in California in 1984 and reorganized as a corporation in 1987 under the laws of the State of Delaware. In August 2002, we changed our name from DMC Stratex Networks, Inc. to Stratex Networks, Inc. Our principal executive officers are located at 120 Rose Orchard Way, San Jose, California 95134. Our telephone number is (408) 943-0777. Our Internet web site address is www. stratexnet.com. Information contained on our website is not a prospectus and does not constitute a part of this prospectus supplement.

The Offering

Securities offered by Stratex Networks, Inc.	We are offering up to 2,581,780 units, each consisting of four shares of our common stock and one warrant.

Common stock to be outstanding after this offering	Up to 94,616,202 shares.

Warrant terms	Each warrant is exercisable for the purchase of one share of our common stock at an initial exercise price of $2.95 per share. The warrants are immediately exercisable and expire five years from their date of issuance. We do not have the right to call or otherwise redeem the warrants.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including the commercialization of the Eclipse product. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. We estimate that the net proceeds, after deducting the estimated expenses payable by us in connection with the offering, will be $22.9 million, assuming we sell the maximum number of units offered hereby. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent fees and proceeds to Stratex Networks, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above. See “Use of Proceeds.”

Nasdaq National Market symbol	“STXN”

The number of shares of our common stock to be outstanding after the offering is based on 84,289,082 shares outstanding as of August 31, 2004 and excludes:

•	up to 2,581,780 shares of common stock issuable upon the exercise of the warrants included in the units offered by this prospectus supplement;

•	12,970,916 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $5.86 per share;

•	6,795,287 shares of common stock available for future grant under our stock option plans; and

•	212,311 shares of common stock available for sale under our employee stock purchase plan.

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus supplement and the accompanying prospectus, including the additional information in our reports and other documents on file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, and we may not achieve or sustain profitability on a quarterly or annual basis.

We have incurred losses in many of our fiscal years since inception. For the last four fiscal years we have continuously incurred losses. In the first quarter of fiscal 2005, we incurred a loss of $8.0 million. As of June 30, 2004, we had an accumulated deficit of $376.0 million. We may not achieve or sustain profitability on a quarterly or annual basis.

Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues.

The wireless interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. We expect competition in this segment to increase. Some of our competitors have more extensive engineering, manufacturing and marketing capabilities and significantly greater financial, technical, and personnel resources than we have. In addition, some of our competitors have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. Our competitors include established companies, such as Alcatel, L.M. Ericsson, the Microwave Communications Division of Harris Corporation, NEC, Nera Telecommunications, Nokia, and Siemens AG, as well as a number of smaller companies and private companies in selected markets. Some of our competitors are also base station suppliers through whom we market and sell our products. One or more of our largest customers could internally develop the capability to manufacture products similar to those manufactured or outsourced by us and, as a result, their demand for our products and services may decrease.

In addition, we compete for acquisition and expansion opportunities with many entities that have substantially greater resources than we have. Furthermore, any acquisition we contemplate and subsequently complete may encourage certain of our competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, resulting in even more powerful or aggressive competitors.

We believe that our ability to compete successfully will depend on a number of factors both within and outside our control, including price, quality, availability, customer service and support, breadth of product line, product performance and features, rapid time-to-market delivery capabilities, reliability, timing of new product introductions by us, our customers and our competitors, the ability of our customers to obtain financing, uncertainty of regional socio- and geopolitical factors. We cannot give assurances that we will have the financial resources, technical expertise, or marketing, sales, distribution, customer service and support capabilities to compete successfully.

Our average sales prices are declining.

Currently, manufacturers of digital microwave telecommunications equipment are experiencing, and are likely to continue to experience, on-going price pressure. This price pressure has resulted in, and is expected to continue to result in, downward pricing pressure on our products. As a result, we have experienced, and expect to continue to experience, declining average sales prices for our products. Our future profitability is dependent upon our ability to improve manufacturing efficiencies, reduce costs of materials used in our products, and to continue to introduce new products and product enhancements. Our inability to respond to increased price competition will harm our business, financial condition and results of operations. Since our customers frequently negotiate supply arrangements far in advance of delivery dates, we must often commit to price reductions for our products before we are aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments could, and any inability by us to respond to increased price competition would, harm our business, financial condition and results of operations.

Our failure to successfully market our new product, Eclipse, would result in a material adverse effect on our business, financial condition and results of operations.

In July 2003, we introduced our latest product, Eclipse. Eclipse is a wireless platform consisting of an Intelligent Node Unit and an Outdoor Unit. The platform utilizes a nodal architecture and combines multiplexing, routing and cross-connection functions with low to high capacity wireless transmission into a single system. To a large extent, our anticipated future profitability depends on the successful commercialization of Eclipse. We began to market the Eclipse product in 2003 and recorded our first sales in January 2004. Because Eclipse represents a new solution for wireless carriers, we cannot give assurances that we will be able to successfully market this product. Our failure to successfully market Eclipse would result in a material adverse effect on our business, financial condition and results of operations, and would likely result in a precipitous decline in our stock price. In addition, if Eclipse does not ultimately achieve broad market acceptance, we may not be able to recoup the significant amount of research and development expenses associated with the development and introduction of this product and our business could be negatively impacted.

Because a significant amount of our revenues is generated by sales to a small number of customers, the termination of any of these customer relationships may harm our business.

Sales of our products are concentrated in a small number of customers. The following table summarizes the number of our significant customers, each of whom accounted for more than 10% of our revenues for the period indicated, along with the percentage of revenues they individually represent.

	Three Months Ended
	June 30, 2004	June 30, 2003
Number of significant customers	2	2
Percentage of net sales	19%,18%	12%,10%

The worldwide telecommunications industry is dominated by a small number of large corporations, and we expect that a significant portion of our future product sales will continue to be concentrated in a limited number of customers. In addition, our customers typically are not contractually obligated to purchase any quantity of products in any particular period, and product sales to major customers have varied widely from period to period. In addition, as a result of the ongoing global tightening of the capital markets for telecommunications and mobile cellular projects, the demand for our products and services has decreased and may continue to decrease. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or our inability to gain additional customers could result in further declines in our revenues. If these revenue declines occur, our business, financial condition, and results of operations would be harmed.

Due to the significant volume of our international sales, we are susceptible to a number of political and economic risks that could harm our business.

We are highly dependent on sales to customers outside of the United States. During the first quarter of fiscal 2005, sales to international customers accounted for 94% of our net sales. During fiscal 2003 and 2004, sales to international customers accounted for 95% and 98% of our net sales, respectively. In the first quarter of fiscal 2005, sales to the Middle East/Africa region accounted for approximately 39% of our net sales. In fiscal 2004 and 2003, sales to the Middle East/Africa region accounted for approximately 33% and 24% of our net sales, respectively. Also, significant portions of our international sales are in lesser-developed countries. We expect that international sales will continue to account for the majority of our net product sales for the foreseeable future. As a result, the occurrence of any international political or economic event that adversely affects our business could result in significant revenue shortfalls. These revenue shortfalls could cause our business, financial condition and results of operations to be harmed. Some of the risks and challenges of doing business internationally include:

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	imposition of tariffs and other barriers and restrictions;

•	management and operation of an enterprise spread over various countries;

•	burden of complying with a variety of foreign laws;

•	challenges in protecting our intellectual property rights;

•	general economic and geopolitical conditions, including inflation and trade relationships;

•	war and acts of terrorism;

•	unfavorable taxation treatment;

•	currency exchange controls; and

•	changes in export regulations.

If we fail to develop and maintain distribution relationships, our revenues may decrease.

Although a majority of sales are through our direct sales force, we also market our products through independent agents and distributors. In addition, we generate sales through base station suppliers. These relationships enhance our ability to pursue the limited number of major contract awards each year and, in some cases, are intended to provide our customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. We may not be able to continue to maintain and develop additional relationships or, if additional relationships are developed, they may not be successful. Our inability to establish or maintain these distribution relationships could restrict our ability to market our products and thereby result in significant reductions in revenue. If these revenue reductions occur, our business, financial condition and results of operations would be harmed.

Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes.

We participate in a highly volatile industry that is characterized by vigorous competition for market share and rapid technological development. These factors could result in aggressive pricing practices and growing competition both from start-up companies and from well-capitalized telecommunication systems providers, which, in turn, could decrease our revenues. In response to changes in our industry and market conditions, we may restructure our activities to more strategically realign our resources. This includes assessing whether we should consider disposing of, or otherwise exiting, businesses and reviewing the recoverability of our tangible and intangible assets. Any decision to limit investment in our tangible and intangible assets or to dispose of or otherwise exit businesses may result in the recording of accrued liabilities for special charges, such as workforce reduction costs. Additionally, accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets could change as a result of such assessments and decisions, and could harm our results of operations.

Because of the continuing downturn in the world economy and the global tightening of the capital markets for telecommunications and mobile cellular projects, the demand for our products and services may continue to decrease.

Due to the downturn in the world economy, as well as the global tightening of the capital markets for telecommunications and mobile cellular projects, our business opportunities have decreased globally over the past two years. To the extent that the economic downturn and the global tightening of the capital markets continue, the demand for our products and services may decrease further in certain countries and geographic regions.

In addition, the terrorist attacks of September 11, 2001, the subsequent military response by the United States, the aftermath of the U.S. war against Iraq, and the general socio- and geopolitical conditions in the Middle East, have negatively impacted, and may continue to negatively impact, the economy in general. This could impact our current and future business in the Middle East and could result in our customers delaying or canceling the purchase of our products, which would have a significant negative impact on our revenues.

Consolidation within the telecommunications industry and among suppliers could decrease our revenues.

The telecommunications industry has experienced significant consolidation among its participants, and we expect this trend to continue. Some operators in this industry have experienced financial difficulty and have filed, or may file, for bankruptcy protection. Other operators may merge and one or more of our competitors may supply products to such companies that have merged or will merge. This consolidation could result in purchasing decision delays by the merged companies and decreased opportunities for us to supply our products to the merged companies. We may also see consolidation among suppliers, which may further decrease our opportunity to market and sell our products.

Our success depends on new product introductions and acceptance.

The market for our products is characterized by rapid technological change, evolving industry standards and frequent new product introductions. Our future success will depend, in part, on continuous, timely development and introduction of new products and enhancements that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development to support our effort to develop and introduce new products and enhancements. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which would be difficult or impossible to regain. Any inability, for technological or other reasons, to develop successfully and introduce new products quickly or on a cost-effective basis could reduce our growth rate or otherwise materially damage our business, financial condition and results of operations.

In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products and enhancements. We cannot provide assurances that we will keep pace with the rapid rate of technological advances, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance before our competitors offer products with performance, features and quality similar to or better than our products. Our revenues and earnings may suffer if we invest in developing and marketing technologies and technology standards that do not function as expected, are not adopted in the industry or are not accepted in the market within the time frame we expect or at all.

Our customers may not pay us in a timely manner, or at all, which would decrease our revenues.

Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment. Risks of nonpayment and nonperformance by customers are a major consideration in our business. Our accounts receivable balance is also concentrated among a few customers, increasing our credit risk. The following table summarizes the number of our significant customers, each of whom accounted for more than 10% of accounts receivable at the end of the period indicated, along with the percentage of accounts receivable they individually represent. No other customer accounted for more than 10% of the accounts receivable balance at the end of the periods indicated.

	Three Months Ended
	June 30, 2004	March 31, 2004
Number of significant customers	3	3
Percentage of accounts receivable balance	25%,14%,13%	30%,22%,11%

We generally require no collateral, although sales to Asia, Africa and the Middle East are often paid through letters of credit. Our credit procedures and policies may not adequately mitigate customer credit risk.

Providing financing to our customers can be a competitive requirement and could affect our sales, results of operations, balance sheet and cash flow adversely.

Network operators in some markets sometimes require their suppliers, including us, to arrange or provide long-term financing as a condition to obtaining or bidding on infrastructure projects. Moreover, they may require extended payment terms which mean that we must extend short-term trade credits to them. In some cases, the amounts and duration of these financings and trade credits, and the associated impact on our working capital, may be significant.

At June 30, 2004 our outstanding customer financing to customers totaled $10.8 million. Of this amount, we have not recognized revenue on $6.8 million and $1.0 million is classified as long-term, i.e., not payable within 12 months. Our continued intent is to further mitigate our total customer financing exposure, market conditions permitting. We continue to make arrangements with financial institutions and investors to sell credit risk we have incurred from the commitments and outstanding loans we have made as well as from any financial guarantees we have given.

The financial requirements for building telecommunication networks are substantial. Some operators do not have an established customer base or revenue streams. Defaults by some of these operators have occurred in the past, and could occur again in the future for reasons beyond our control. This could result in the restructuring of customer financing arrangements and/or require us to re-assess the ultimate collectibility of such financings or trade credits. As a result, write-offs of all or a portion of the outstanding balances could occur and this may negatively impact our results of operations.

Customer financing continues to be requested by some operators in some markets, but to a lesser extent than during the past years. As a strategic market requirement, we plan to continue to extend customer financing and provide extended payment terms to a small number of selected customers. Extended payment terms may result in a material aggregate amount of trade credits. We cannot guarantee that we will be successful in providing needed financing to customers. Also, our ability to manage our total customer finance and trade credit exposure depends on a number of factors, including our capital structure, market conditions affecting our customers, the level of credit available to us and our ability to mitigate exposure on acceptable terms. We cannot guarantee that we will be successful in managing the challenges connected with the total customer financing and trade credit exposure that we may have from time to time.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations.

During fiscal 2004 and the first quarter of fiscal 2005, we used a significant amount of cash. This use of cash was primarily because of higher inventory levels to support the rollout of our new product, Eclipse, net losses from operations, our acquisition of the net assets of Plessey Broadband Wireless in October 2003 and our extension of terms of credit to some of our customers in order to establish and favorably position ourselves in certain key markets. If we continue to use cash at this rate we may need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. We cannot guarantee you that additional financing will be available on acceptable terms, or at all.

We currently anticipate that our available cash and cash equivalents at June 30, 2004 combined with the anticipated net proceeds of this offering, the anticipated receipts of outstanding accounts receivable, the liquidation of other current assets and the $8.5 million available credit on our $35 million revolving credit facility should be sufficient to meet our anticipated needs for working capital and capital expenditures through March 31, 2005. However, if changes occur that would consume available capital resources significantly sooner than we expect, if there is any significant negative impact resulting from poor collection performance, if we are unable to raise sufficient funds in the required time frame on commercially reasonable terms, or we are unable to liquidate other current assets, our working capital may not be sufficient to support our anticipated needs for working capital and capital expenditures through March 31, 2005 and we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations.

We may breach our covenants relating to our outstanding debt against our $35 million revolving credit facility with a commercial bank, which would likely result in a secured creditor claim action against us by the bank.

During the first quarter of fiscal 2005, we borrowed $25 million on a long term basis against our $35 million credit facility with a commercial bank, secured by all tangible assets excluding restricted cash supporting stand-by letters of credit and foreign exchange transactions with other banks. Under the terms of the loan agreement, we are required to maintain, as measured at the last day of each fiscal quarter, tangible net worth of at least $60 million plus 25% of net income, as determined in accordance with accounting principles generally accepted in the United States, for such quarter and all preceding quarters since December 31, 2003 (exclusive of losses). We are also required to maintain, as measured at the last day of each calendar month, a ratio of (1) total unrestricted cash and cash equivalents plus short-term, marketable securities minus certain outstanding bank services divided by (2) the aggregate amount of outstanding borrowings and other obligations to the bank, of not less than 1.00 to 1.00. As of June 30, 2004 we were in compliance with these financial covenants of the loan. We cannot assure you that we will remain in compliance with these covenants, and we may be in breach of these covenants in future quarters, which may result in the acceleration of all outstanding obligations to the bank, including the long-term debt, being due to the bank immediately. We may not have the cash to pay off the obligations immediately, which would likely result in a secured creditor legal action against us requiring us to seek bankruptcy protection.

The inability of our subcontractors to perform, or our key suppliers to manufacture and deliver materials, could cause our products to be produced in an untimely or unsatisfactory manner.

Our manufacturing operations, which are substantially subcontracted, are highly ependent upon the delivery of materials by outside suppliers in a timely manner. We have significant operations in San Jose, California, the United Kingdom and New Zealand, and outsourcing arrangements in Asia. Also, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. We do not generally enter into long-term or volume purchase agreements with any of our suppliers, and we cannot provide assurances that such materials, components and subsystems will be available to us at such time and in such quantities as we require, if at all. In addition, due to the rapid and increasingly severe economic downturn, our suppliers have experienced and are continuing to experience various financial difficulties, which may impact their ability to supply the materials, components and subsystems that we require. Our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and timely deliver our products to our customers. We cannot give assurances that we will not experience material supply problems or component or subsystem delays in the future. Also, our subcontractors may not be able to maintain the quality of our products, which might result in a large number of product returns by customers and could harm our business, financial condition and results of operations.

Additional risks associated with the outsourcing of our manufacturing operations to Microelectronics Technology, Inc. in Taiwan include, among other things:

•	risks associated with political tension between Taiwan and the People’s Republic of China;

•	risk of natural disasters in Taiwan, such as earthquakes and typhoons;

•	economic and regulatory developments;

•	an outbreak of Severe Acute Respiratory Syndrome (SARS); and

•	other events leading to the disruption of manufacturing operations.

The ongoing global tightening of capital markets for telecommunications and mobile cellular projects may result in excess inventory, which we may not be able to sell or may be required to sell at distressed prices, and may result in longer credit terms to our customers.

Many of our current and potential customers require significant capital funding to finance their telecommunications and mobile cellular projects, which include the purchase of our products and services. Due to the ongoing global tightening of capital markets worldwide, available funding for these projects has been and may continue to be unavailable to some customers, and, as a result, the purchase of our products and services may be reduced or halted. Reduction in demand for our products has resulted in excess inventories on hand, and could result in additional excess inventories in the future. If funding continues to be unavailable to our customers or their customers, we may be forced to write down excess inventory, as we did in fiscal 2002, when we recorded additional inventory and other valuation charges of $102.7 million. In addition, we may have to extend more and longer credit terms to our customers, which could negatively impact our cash and possibly result in higher bad debt expense. We cannot give assurances that we will be successful in matching our inventory purchases with anticipated shipment volumes. As a result, we may fail to control the amount of inventory on hand and may be forced to write-off additional amounts. Such additional inventory write-offs, if required, would decrease our profits.

In addition, to maintain competitiveness in an environment of restrictive third party financing, we may have to offer customer financing that is recorded on our balance sheet. This may result in deferred revenue recognition, additional credit risk and substantial cash usage, which would adversely affect our financial condition and results of operations.

If we fail to manage our internal development or successfully integrate acquired businesses, we may not effectively manage our growth and our business may be harmed.

Future growth of our operations depends, in part, on our ability to introduce new products and develop enhancements to existing products to meet the emerging trends in our industry. We have pursued, and will continue to pursue, growth opportunities through internal development, minority investments and acquisitions of complementary businesses and technologies. For example, on October 3, 2003, we completed the acquisition of the net assets of Plessey Broadband Wireless, a division of Tellumat (Pty) Ltd. Through this acquisition, we obtained a license-exempt telecommunications product line. We cannot provide assurances that we will be able to successfully integrate this product line or this division into our operations and sales programs. We are unable to predict whether and when any other prospective acquisition candidate will become available or the likelihood that any other acquisition will be completed and successfully integrated. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability or productivity to our existing business or otherwise perform as expected. Also, acquisitions may involve difficulties in the retention of personnel, diversion of management’s attention, risks of our customers and the customers of acquired businesses deferring purchase decisions as they evaluate the impact of the acquisition, unexpected legal liabilities and, tax and accounting issues. Our failure to manage growth effectively could harm our business, financial condition and results of operations.

The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock.

Our quarterly operating results may vary significantly in the future for a variety of reasons, many of which are outside of our control, any of which may harm our business. These factors include:

•	volume and timing of product orders received and delivered during the quarter;

•	our ability and the ability of our key suppliers to respond to changes made by customers in their orders;

•	timing of new product introductions by us or our competitors;

•	changes in the mix of products sold by us;

•	cost and availability of components and subsystems;

•	downward pricing pressure on our products;

•	adoption of new technologies and industry standards;

•	competitive factors, including pricing, availability and demand for competing products;

•	war and acts of terrorism;

•	ability of our customers to obtain financing to enable their purchase of our products and services;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments; and

•	general economic conditions worldwide.

Our quarterly results are difficult to predict and delays in product delivery or closing of a sale can cause revenues and net income to fluctuate significantly from anticipated levels. In addition, we may increase spending in response to competition or in pursuit of new market opportunities. Accordingly, we cannot provide assurances that we will be able to achieve profitability in the future or that if profitability is attained, that we will be able to sustain profitability, particularly on a quarter-to-quarter basis.

Because of intense competition for highly skilled candidates, we may not be able to recruit and retain qualified personnel.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key personnel and executive officers, including Charles D. Kissner, who currently serves as our Chairman of the Board and Chief Executive Officer. The loss of any key personnel could harm our business. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and we may not be successful in attracting or retaining qualified personnel. The failure of any key employee to perform in his or her current position or our inability to attract and retain qualified personnel could harm our business and deter our ability to expand.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

Our ability to compete will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in the United States and internationally. We currently rely upon a combination of trade secrets, trademarks, patents and contractual rights to protect our intellectual property. In addition, we enter into confidentiality and invention assignment agreements with our employees, and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. We cannot give assurances that any steps taken by us will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, our business, financial condition and results of operations could be harmed. We have significant operations in the United Kingdom and New Zealand, and outsourcing arrangements in Asia. We cannot provide assurances that the protection provided to our intellectual property by the laws and courts of foreign nations will be substantially similar to the protection and remedies available under United States law. Furthermore, we cannot provide assurances that third parties will not assert infringement claims against us based on foreign intellectual property rights and laws that are different from those established in the United States.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

The wireless telecommunications industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in often protracted and expensive litigation. We may in the future be notified that we are infringing upon certain patent or other intellectual property rights of others. Such litigation or claims could result in substantial costs and diversion of resources. In the event of an adverse result of any such litigation, we could be required to pay substantial damages, cease the licensing of allegedly infringing technology or the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or to obtain licenses for the infringing technology. We cannot give assurances that we would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to us on commercially reasonable terms, if at all.

If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, our products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. Any delays in compliance with respect to our future products could delay the introduction of such products.

In addition, we are affected by the allocation and auction of the radio frequency spectrum by governmental authorities both in the United States and internationally. These governmental authorities may not allocate sufficient radio frequency spectrum for use by our products or we may not be successful in obtaining regulatory approval for our products from these authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, we must obtain regulatory approval for our products. Each jurisdiction in which we market our products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations. The process of establishing new regulations is complex and lengthy. If we are unable to obtain sufficient allocation of radio frequency spectrum by the appropriate governmental authority or obtain the proper regulatory approval for our products, our business, financial condition and results of operations may be harmed.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

The regulatory environment in which we operate is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting development efforts by us and our customers, making current products and systems in the industry obsolete or increasing the opportunity for additional competition. Any such regulatory changes could harm our business, financial condition and results of operations. It may be necessary or advisable in the future to modify our products to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming to complete.

Risks Related to this Offering

Our management will have broad discretion in allocating the net proceeds from this offering, which may not be used effectively.

We intend to use the net proceeds from the sale of units pursuant to this prospectus supplement and the accompanying prospectus for general corporate purposes, including the commercialization of the Eclipse product, and we may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. We have not determined the amount of net proceeds from the sale of the units that that we will use for each of these purposes. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds of this offering. The failure of management to apply these funds effectively could negatively impact our business and prospects.

Our stock price may be volatile, and your investment in our stock could decline in value.

Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results and general conditions in the telecommunications industry in which we compete, or the economies of the countries in which we do business and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could lower the market price of our common stock and cause our stock to be delisted from The Nasdaq National Market. A delisting of our common stock from The Nasdaq National Market would materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, any such delisting would materially adversely affect our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, which could materially harm our business.

Because there will be no trading market for the warrants included in the units, you may not be able to sell the warrants you receive upon your purchase of units.

There will be no trading market for the units. The shares of common stock and warrants comprising the units will separate immediately upon completion of this offering and prior to any trading of the common stock and warrants. We are not listing the warrants on an exchange or any trading system and we do not expect that a trading market for the warrants will develop. As a result, you may not be able to sell your warrants and you may only be able to derive value from the warrants to the extent you exercise your warrants for common stock and are able to sell that common stock at a price above the exercise price of the warrants.

The warrants may be dilutive to our stockholders and may adversely affect our ability to obtain additional capital.

For the term of the warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the warrants.

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential” and similar words or phrases or the negatives of these words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Because the risk factors referred to above, as well as the risk factors incorporated by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

We estimate that the net proceeds from the sale of the units we are offering will be approximately $22.9 million, assuming we sell the maximum number of units offered hereby. “Net proceeds” is what we expect to receive after paying the placement agent fees and other expenses of the offering. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement fees and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We intend to use the net proceeds of this offering for general corporate purposes, including the commercialization of the Eclipse product. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. However, we have no present understandings, commitments or agreements to enter into any such potential acquisition or investment. Pending these uses, the net proceeds will be invested in investment-grade, interest bearing securities.

Dilution

Our net tangible book value on June 30, 2004 was approximately $71.7 million, or approximately $0.85 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

Assuming we sell all of the 2,581,780 units offered by this prospectus supplement at the offering price of $9.44 per unit ($2.36 per share and attributing no value to the warrants that are included in the units) and after deducting the placement agent fees and estimated offering expenses, our pro forma net tangible book value on June 30, 2004 would have been approximately $94.6 million, or approximately $1.00 per share. The adjustments made to determine pro forma net tangible book value per share are the following:

•	An increase in total assets to reflect the net proceeds of the offering assuming we sell the maximum number of units offered hereby as described under “Use of Proceeds.”

•	The addition of the number of shares of our common stock offered by this prospectus supplement (excluding shares that may be issued upon the exercise of the warrants included in the units) to the number of shares outstanding, assuming we sell the maximum number of units offered hereby.

The following table illustrates the pro forma increase in net tangible book value of $0.15 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Offering price per share		$2.36
Net tangible book value per share as of June 30, 2004	$0.85
Increase in net tangible book value per share attributable to the offering	0.15
Pro forma net tangible book value per share as of June 30, 2004, after giving effect to the offering	1.00

Dilution per share to new investors in the offering		$1.36

The number of shares of our common stock to be outstanding after the offering is based on 84,170,464 shares outstanding as of June 30, 2004 and excludes:

•	up to 2,581,780 shares of common stock issuable upon the exercise of the warrants included in the units offered by this prospectus supplement;

•	12,977,432 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $5.86 per share;

•	8,424,619 shares of common stock available for future grant under our stock option plans; and

•	303,888 shares of common stock available for sale under our employee stock purchase plan.

Description of Units

Each unit consists of:

•	four shares of our common stock; and

•	one warrant to purchase a share of our common stock at an initial exercise price equal to $2.95 per share.

For a description of our common stock, please refer to our the discussion under the heading “Description of Common Stock” on page 17 of the accompanying prospectus. The description of the warrants appears immediately below.

Description of Warrants

The following summary describes the provisions of the warrants that we consider to be material, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrants.

General

The warrants issued in this offering are immediately exercisable and will expire five years after the date they are issued. Each warrant entitles the holder to purchase one share of our common stock at an initial exercise price of $2.95 per share. This exercise price will be adjusted if specific events, summarized below, occur. We do not have the right to call or otherwise redeem the warrants. The warrants will be exercisable to purchase an aggregate of 2,581,780 shares of our common stock.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our principal office, with the form of election to purchase on the reverse side of the warrant certificate completed and executed as indicated, accompanied by either (i) full payment of the exercise price, in U.S. currency, by certified check or money order payable to the order of the Company, for the number of warrants being exercised or (ii) by “cashless exercise” as described below.

There is currently in effect under the Securities Act of 1933, as amended, a shelf registration statement covering the issuance of our common stock upon exercise of the warrants.

No Rights as Stockholders

The warrantholders do not have the rights or privileges of holders of common stock, including, without limitation, the right to vote, to receive dividends and other distributions, to receive any notice of, or to attend, meetings of stockholders or any other proceedings of Stratex Networks.

Cashless Exercise

If the Current Market Price (as defined in the warrants) of one share of common stock is greater than the exercise price of a warrant, in lieu of exercising the warrant by payment of cash, the warrantholder may exercise the warrant by a cashless exercise and will receive the number of shares of common stock equal to an amount (as determined below) by surrender of the warrant at our principal office together with a properly endorsed election to purchase, in which event we will issue to the warrantholder a number of shares of common stock computed using the following formula:

X = Y - ((A)(Y))/B

Where:	X = the number of shares of common stock to be issued to the warrantholder;

Y = the number of shares of common stock purchasable upon exercise of all of the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised;

A = the Exercise Price; and

B = the current market price of one share of common stock.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of:

•	a stock dividend;

•	subdivision of our outstanding common stock;

•	combination of our outstanding common stock into a smaller number of shares;

•	issuance of any shares of our capital stock by reclassification of our common stock;

•	the issuance to all holders of common stock of rights, options or warrants to subscribe for or purchase common stock at a price per share less than the Current Market Price of our common stock; or

•	a distribution to all holders of our common stock (including any distribution in connection with a consolidation or merger in which we are the continuing corporation) evidences of indebtedness, cash (other than any cash dividend which, together with any cash dividends paid within the twelve months prior to the record date for such distribution, does not exceed 5% of the Current Market Price at the record date for such distribution), assets or rights, options, warrants to subscribe for, or purchase, common stock or securities convertible into or exchangeable for shares of common stock.

In case of any capital reorganization, other than in the cases referred to above, or our consolidation or merger with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and which does not result in any reclassification of the outstanding shares of common stock or the conversion of such outstanding shares of common stock into shares of other stock or other securities or property), or the sale of our property as an entirety or substantially as an entirety (collectively, such actions “Reorganizations”), we will deliver, upon exercise of the warrants (in lieu of the number of shares theretofore deliverable) the number of shares of stock or other securities or property to which the holders of the number of shares of common stock which would otherwise have been deliverable upon exercise of the warrants would have been entitled upon such Reorganization, if the warrants had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by our Board of Directors, will be made with respect to the rights and interests of the holders so that the provisions described above will thereafter be applicable, as nearly as practicable, in relation to any shares or other property thereafter deliverable upon exercise of the warrants. We cannot effect any such Reorganization, unless, upon or prior to the consummation of such Reorganization, the successor corporation, or if we are the surviving corporation in any such Reorganization and are not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the common stock outstanding at the effective time thereof, then such issuer, assumes by written instrument the obligation to deliver to the holders of warrants such shares of stock, securities, cash or other property as such holders are entitled to purchase in accordance with the provisions described in this paragraph. However, in the event of sale or other transfer of all or substantially all of our assets as a part of a plan for liquidation, all rights to exercise the warrants will terminate thirty days after we give written notice to the holders that such sale or other transfer has been consummated.

In case of any reclassification or change of the shares of common stock issuable upon exercise of the warrants, including, without limitation, in any reorganization (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), warrantholders will be entitled to receive upon exercise of the warrants solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification or change by a warrantholder of the number of shares of common stock for which the warrant might have been exercised immediately prior to such reclassification or change. The provisions described in this paragraph will similarly apply to successive reclassifications and changes of shares of common stock.

If we propose:

(a)	to pay any dividend or make any distribution on shares of common stock in shares of common stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of common stock;

(b)	to issue any rights, warrants, or other securities to all holders of common stock entitling them to purchase any additional shares of common stock or any other rights, warrants, or other securities;

(c)	to effect any reclassification or change of outstanding shares of common stock, or any consolidation, merger, sale, lease, or conveyance of property, described above; or

(d)	to effect any liquidation, dissolution, or winding-up of the Company;

then we will mail a notice of such proposed action to the warrantholders (i) at least ten days prior to the record date for determining holders of the common stock for purposes of receiving such payment or offer, or (ii) at least ten days prior to the earlier of the date upon which such action is to take place or any record date to determine holders of common stock entitled to receive such securities or other property.

No Fractional Shares Issued Upon Exercise of Warrants

No fractional shares will be issued upon exercise of the warrants. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the warrantholder, an amount in cash based on the Current Market Price of a share of common stock.

Transferability of Warrants; Lack of Trading Market for Warrants

The warrants may be transferred subject to specified conditions. However, we are not listing the warrants on an exchange or any trading system and we do not expect that a trading market for the warrants will develop.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal tax consequences relevant to the purchase, ownership, and disposition of the warrants and common stock acquired upon exercise of warrants, by persons who hold the warrants and common stock obtained upon the exercise of warrants as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of his, her or its personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, investors in pass-through entities, persons who acquire warrants and common stock in connection with the performance of services, certain U.S. expatriates, persons holding warrants or common stock as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interests therein, holders whose functional currency is not the U.S. dollar and, except to the limited extent described below, persons who are not U.S. holders (as defined below)), nor does it generally discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. income tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the purchase, ownership or disposition of the warrants or common stock obtained upon the exercise of warrants and, accordingly, the Internal Revenue Service may successfully challenge the tax consequences described below.

EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING AND DISPOSING OF WARRANTS AND COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

This section summarizes certain U.S. federal income tax consequences of the ownership and disposition of warrants and common stock by “U.S. holders.” The term “U.S. holder” refers to a person that is classified for U.S. federal income tax purposes as a United States person. For this purpose, a United States person includes:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a warrant (or common stock acquired upon exercise of a warrant), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. A holder of warrants, or common stock acquired upon the exercise of a warrant, that is a partnership, and partners in such partnership (or owners of such entity), should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the warrants and common stock acquired upon the exercise of warrants.

Persons other than U.S. holders (“Non-U.S. Holders”) are subject to special U.S federal income tax consequences, some of which are discussed below under the heading “Non-U.S. Holders.”

Issue Price of the Common Stock and Warrants

For U.S. federal income tax purposes, holders will be required to allocate the issue price of each Unit between the shares of common stock and the warrant comprising the Unit based upon their relative fair market values. Each holder must determine for himself, herself or itself the appropriate allocation.

Possible Deemed Dividends Under Section 305 of the Code

Under Section 305 of the Code, a U.S. holder of a warrant may be deemed to have received a constructive distribution from the Company, which may result in the inclusion of dividend income, in the event of certain adjustments to the number of shares of common stock to be issued on exercise of a warrant. The taxation of dividend income is discussed further below in “ — Distributions on Common Stock.”

Tax Treatment Upon Exercise of Warrants

A U.S. holder generally will not recognize gain or loss upon exercise of warrants for cash (“Cash Exercise”), except with respect to any cash received in lieu of a fractional share. A U.S. holder will have a tax basis in the common stock received in a Cash Exercise equal to the sum of its tax basis in the warrant and the aggregate cash exercise price paid in respect of such exercise. The holding period of the common stock received as a result of a Cash Exercise will commence on the day the warrant is exercised.

The terms of the warrant also provide for a so-called “cashless exercise” pursuant to which holders may, in lieu of exercising a warrant by payment of cash, exercise their warrants without the payment of cash and receive a number of shares determined pursuant to a formula (“Cashless Exercise”). The federal income tax consequences of a Cashless Exercise are not clear. It is possible that a Cashless Exercise would be treated as a tax-free recapitalization. In that event, a U.S. holder would not recognize gain as a result of the Cashless Exercise (except with respect to cash, if any, received in lieu of fractional shares), the U.S. holder’s tax basis in the common stock received would equal the tax basis in the warrants surrendered, and the holding period of the common stock would include the holding period of the warrants surrendered. However, it is also possible that a cashless exercise would be treated as a taxable disposition in which the U.S. holder would recognize gain. A U.S. holder should have a tax basis in the common stock received in a Cashless Exercise that is treated as a taxable transaction equal to the sum of its tax basis in the warrants surrendered and the amount of gain recognized in respect of such exercise, and the holding period of the common stock received in a Cashless Exercise that is treated as a taxable transaction will commence on the day the warrant is exercised. U.S. holders should consult their own tax advisors concerning the tax treatment of a Cashless Exercise.

If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. The deductibility of capital losses is subject to limitation. Upon the sale, exchange or redemption of a warrant, a U.S. holder will generally recognize capital gain or loss equal to the difference, if any, between the amount realized on such sale, exchange or redemption and the U.S. holder’s tax basis in such warrant. Such capital gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange or redemption, the warrant has been held for more than one year.

Distributions on Common Stock

Distributions on common stock will be taxable to U.S. holders as ordinary dividend income, to the extent paid out of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock. Notwithstanding the foregoing, distributions constituting dividends received in taxable years beginning prior to January 1, 2009 may be subject to tax in the hands of individual holders at the rate of 15%, if certain holding period and other requirements applicable to “qualified dividend income” are satisfied. U.S. holders should consult their own tax advisors concerning whether these requirements are met with respect to particular distributions. Subject to certain restrictions, dividends received by a corporate U.S. holder will be eligible for a dividends-received deduction.

Disposition of Common Stock

A U.S. holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition of the common stock in an amount equal to the difference between the amount of cash and the fair market value of other property received, if any, by the U.S. holder and the U.S. holder’s tax basis in the common stock. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the common stock is held for more than one year. The deductibility of capital losses is subject to limitation.

Information Reporting; Backup Withholding

We are required to furnish to the record holders of the common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to the amount of dividends paid on the common stock. A U.S. holder may be subject to backup withholding with respect dividends paid on the common stock or with respect to proceeds received from a disposition of the warrants or common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will generally be subject to backup withholding, which currently applies at the rate of 28%, if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, which, for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities, provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

Dividends on Common Stock

In general, dividends (i.e., distributions or deemed distributions to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes) received by non-U.S. holders of common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such holder) are generally subject to U.S. federal income tax at on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the Internal Revenue Service designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund. If a non-U.S. holder holds common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with certain certification requirements.

Gain on Disposition of Warrants or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a disposition of warrants or common stock so long as

•	the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non- U.S. holder);

•	the gain is not deemed to be effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”); and

•	in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

A non-U.S. holder could in some circumstances be subject to taxation on a sale of warrants or shares pursuant to FIRPTA but only if the Company is a “United States real property holding corporation” (“USRPHC”) during the shorter of the non-U.S. holder’s holding period for the warrants or stock or the five year period ending on the date of disposition of the warrants or stock (and such warrants or common stock therefore constitute “United States real property interests” (“USRPI”) for purposes of FIRPTA). The Company believes that it is not presently a “United States real property holding corporation” for purposes of the Code, but no assurances can be provided that it will not become a United States real property holding corporation in the future. Even if the Company becomes a USRPHC, if shares of our common stock are “regularly traded on an established securities market” for purposes of FIRPTA, our common stock will be treated as USRPI subject to FIRPTA only in the case of a non-U.S. holder who actually or constructively held, during the shorter of the two periods described above, more than five percent of the common stock. We do not expect that the warrants will become regularly traded on an established securities market. Assuming that the warrants are not regularly traded on an established securities market and that the common stock is regularly traded on an established securities market, warrants held by a Non-U.S. holder will, in general, be USRPI only if the fair market value of the warrants acquired by the Non-U.S. holder is, on the date of acquisition, greater than the fair market value on that date of five percent of our common stock. Special rules apply to persons who acquire non-regularly traded interests of the same class in multiple transactions or with a principal purpose of avoiding the five percent limitation. Non-U.S. holders should consult their own advisors concerning the application of FIRPTA to their particular situations.

Information Reporting; Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to each non-U.S. holder on common stock (and the tax withheld with respect to the dividends), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding will generally not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its taxpayer identification number or the required certification that it is not a U.S. person as described above. Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a U.S. person. The backup withholding rate is currently 28%.

Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of warrants or shares of common stock effected outside the U.S. by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the U.S. by such a broker if it:

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

Payments of the proceeds of a disposition of warrants or shares of common stock effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the non- U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

Any amount withheld under the backup withholding rules may be credited against the non-U.S. holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the Internal Revenue Service.

Non-U.S. holders should consult with their tax advisors regarding U.S. federal, state, local and foreign tax consequences with respect to the warrants and the common stock.

United States Federal Estate Tax

Common stock or warrants held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty provides otherwise.

Plan of Distribution

We are offering the units through a placement agent. Subject to the terms and conditions contained in the placement agency agreement, dated September 20, 2004, CIBC World Markets Corp. has agreed to act as the placement agent for the sale of up to 2,581,780 units. The placement agent is not purchasing or selling any units by this prospectus supplement and the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, but have agreed to use reasonable efforts to arrange for the sale of all 2,581,780 of the units.

The placement agency agreement provides that the obligations of the placement agent is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. We will pay the placement agent a total commission equal to 5.0% of the gross proceeds of the sales of units.

The following table shows the per unit and total commissions we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the units offered hereby.

Per Unit	$0.472
Maximum Offering Total	$1,218,600

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase units is subject to conditions set forth in the purchase agreement as well, which also may be waived.

It is expected that the sale of up to 2,581,780 units will be completed on September 24, 2004. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $220,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the placement agent may be required to make in respect thereof.

The placement agency agreement with CIBC World Markets Corp. is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

In order to facilitate the offering of the units, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent makes any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on The Nasdaq National Market or otherwise.

We and our officers and directors have agreed to a 90-day “lock up” with respect to shares of our common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

CIBC World Markets Corp. and their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us in the ordinary course of business.

The transfer agent for our common stock is Mellon Investor Services, LLC.

Our common stock is traded on the Nasdaq National Market under the symbol “STXN.”

Legal Matters

The validity of the securities being offered hereby will be passed upon by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the placement agent by Cooley Godward LLP, Palo Alto, California.

Experts

The consolidated financial statements for the fiscal years ended March 31, 2004 and 2003 incorporated by reference in this prospectus supplement of Stratex Networks, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements for the year ended March 31, 2002 that are incorporated by reference in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated April 22, 2002 with respect thereto. Because Arthur Andersen LLP has ceased to exist, you may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in these financial statements.

Where You Can Find More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as any other material we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Stratex Networks. The SEC’s Internet site can be found at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•	Our annual report on Form 10-K for the fiscal year ended March 31, 2004, filed with the SEC on May 27, 2004, as amended by our Form 10-K/A filed with the SEC on September 20, 2004;

•	The information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended March 31, 2004 from our definitive proxy statement on Schedule 14A, filed with the SEC on June 30, 2004;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004;

•	Our current report on Form 8-K, filed with the SEC on June 1, 2004; and

•	The description of our common stock set forth in our registration statements on Form 8-A, filed with the SEC on May 29, 1987 and November 5, 1991, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Stratex Networks, Inc., Attention: Carl Thomsen, Chief Financial Officer, Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134, telephone number (408) 944-1817.

PROSPECTUS

DMC STRATEX NETWORKS, INC.

BY THIS PROSPECTUS, WE MAY OFFER
UP TO $300,000,000 OF:
DEBT SECURITIES, COMMON STOCK,
DEBT WARRANTS AND COMMON STOCK WARRANTS

We may offer, from time to time, in amounts, at prices and on terms that we will determine at the time of offering, these debt securities, common stock, debt warrants and common stock warrants with an aggregate public offering price of up to $300,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. For information on the general terms of these securities, see “description of debt securities,” “description of common stock” or “description of securities warrants.” You should read this prospectus and the applicable supplements carefully before you invest.

Our common stock trades on The Nasdaq National Market under the symbol “STXN.”

On December 1, 2000, the last reported sale price of our common stock was $15.125 per share.

This investment involves risks. See the “Risk Factors” section beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS DATED DECEMBER 7, 2000.

Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	7
Use of Proceeds	7
Ratios of Earnings to Fixed Charges	7
Description of Debt Securities	8
Description of Common Stock	17
Description of Securities Warrants	19
Plan of Distribution	22
Legal Opinions	23
Experts	23
Where You Can Find More Information About Us	23

This prospectus, and any prospectus supplements issued in relation to it, contain trademarks of DMC Stratex Networks, Inc. and its affiliates, and may contain trademarks, tradenames and service marks of other parties. Unless we indicate otherwise, references to the “Company,” “we” or “us” are to DMC Stratex Networks, Inc. and its subsidiaries. Information contained on our Internet sites is not a part of this prospectus or any prospectus supplement issued subsequently.

Prospectus Summary

This summary may not contain all the information that may be important to you. Because this is only a summary, you should read the entire prospectus before making an investment decision. Read this entire prospectus carefully, especially the risks described in the section entitled “Risk Factors.”

DMC Stratex Networks, Inc.

We design, manufacture and market advanced wireless solutions for worldwide telephone network interconnection and broadband wireless access. We provide our customers with a broad product line, which contains products that operate using a variety of transmission frequencies. Our broad product line allows us to market and sell our products to service providers in many locations worldwide with varying interconnection and access requirements. We design our products to meet the requirements of mobile communications networks and fixed access networks worldwide. We believe our products enable our customers to deploy and expand their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and networked equipment.

How to Reach Us

We are incorporated in Delaware and our principal executive offices are located at 170 Rose Orchard Way, San Jose, California 95134. Our telephone number at that address is (408) 943-0777.

The Offering of Securities Under this Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration offering process. Under this shelf offering process, we may sell:

•	debt securities;

•	common stock;

•	debt warrants; and

•	common stock warrants.

We can sell these securities either separately or in units, in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of those securities. Each time we sell any securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” on page 23 of this prospectus.

Risk Factors

An investment in us involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the securities offered under this prospectus. These matters should be considered in conjunction with the other information included or incorporated by reference in this prospectus. This Prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including the information set forth below, identifies important factors that could cause such differences.

Because we depend on our international operations, we are susceptible to a number of political, economic and geographic risks that could harm our business if they occur.

We are highly dependent on sales to customers outside the United States. During the fiscal years 1998, 1999, and 2000, sales to international customers accounted for 93%, 87% and 79% of our net sales. We expect that international sales will continue to account for the majority of our net product sales for the foreseeable future. As a result, the occurrence of any negative international political, economic or geographic events could result in significant revenue shortfalls. These revenue shortfalls could cause our business, financial condition and results of operations to be harmed. Some of the risks of doing business internationally include:

•	unexpected changes in regulatory requirements;

•	fluctuations in foreign currency exchange rates;

•	imposition of tariffs and other barriers and restrictions;

•	management and operation of an enterprise spread over various countries;

•	burden of complying with a variety of foreign laws; and

•	general economic and geopolitical conditions, including inflation and trade relationships.

The unpredictability of our quarter-to-quarter results may harm the trading price of our common stock.

Our quarterly operating results may vary significantly in the future for a variety of reasons, many of which are outside of our control, and any of which may harm our business. These factors include:

•	volume and timing of product orders received and delivered during the quarter;

•	our ability and the ability of our key suppliers to respond to changes made by customers in their orders;

•	timing of new product introductions by us or our competitors;

•	changes in the mix of products sold by us;

•	cost and availability of components and subsystems;

•	price erosion;

•	adoption of new technologies and industry standards;

•	competitive factors, including pricing, availability and demand for competing products;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments; and

•	general economic conditions in the United States and internationally.

Each of the above factors is difficult to forecast and thus could significantly harm our business, financial condition and results of operations. In addition, we may increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that we will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

Competition could harm our ability to maintain or improve our position in the market and could decrease our revenue.

The wireless interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. We expect this competition to increase in the future. Our products compete on the basis of the following key characteristics:

•	breadth of product line;

•	customer service and support;

•	price and financing terms;

•	performance;

•	rapid time-to-market delivery capabilities; and

•	reliability.

Several established and emerging companies offer a variety of microwave, fiber optic and other connectivity products for applications similar to those of our products. Our competitors may have more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than us. In addition, our competitors may have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. We consider our primary competitors to be Alcatel, L.M. Ericsson, the Microwave Communications Division of Harris Corporation, NERA, P-COM, Siemens AG, Triton Network Systems and Ceragon Networks. In addition, other existing competitors presently include NEC, Nokia, Northern Telecom and SIAE. Some of our competitors have product lines that compete with ours, and are also original equipment manufacturers (OEMs) through which we market and sell our products. Some of our largest customers could develop the capability to manufacture products similar to those manufactured by us.

Our average sales prices are declining, which may decrease our gross profit margins.

Wireless infrastructure suppliers are experiencing, and are likely to continue to experience, price pressure, which has resulted, and is expected to continue to result, in downward pricing pressure on our products. As a result, we have experienced, and expect to continue to experience, declining average sales prices for our products. Our ability to attain improved gross profit margins depends upon our ability to continue to improve manufacturing efficiencies, reduce material costs of products and to continue to introduce new products and product enhancements. There can be no assurance that we will be able to offset this downward price pressure through corresponding cost reductions. Any inability by us to respond to increased price competition would harm our business, financial condition and results of operations. Since our customers frequently negotiate supply arrangements far in advance of delivery dates, we must often commit to price reductions for our products before we are aware of how, or if, cost reductions can be obtained. As a result, current or future price reduction commitments could, and any inability by us to respond to increased price competition would, harm our business, financial condition and results of operations.

We must develop new products to keep up with rapid technological change or we may be unable to compete in our market area.

The wireless communications market is characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

•	identify emerging technological trends in our target markets;

•	develop and maintain competitive products;

•	enhance our products by adding innovative features that differentiate our products from those of our competitors; and

•	manufacture and bring products to market quickly at cost-effective prices.

We believe that to remain competitive in the future we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. In the event that our new products are not timely developed, do not gain market acceptance or are not manufacturable at competitive prices, our business, financial condition or results of operations could be harmed.

In some instances, we enter into agreements to supply products to customers where the products are not fully developed at the time of entering into the agreement. Our failure to develop products required for timely performance under these agreements can have a material impact on our business, financial condition and results of operations.

Improper testing of products could result in delays or recalls of our products, which could reduce our revenues.

Although we extensively test products prior to introduction, design errors may be discovered after initial product sampling, resulting in delays in volume production or recalls of products sold. The occurrence of these errors could harm our business, financial condition and results of operations. Any significant delay or failure to develop, manufacture or ship new or enhanced products because of design errors by us could also harm our business, financial condition and results of operations.

Lack of component availability or the inability of our subcontractors to perform, or our key suppliers to manufacture and deliver our products, could cause our products to be produced in an untimely or unsatisfactory manner.

Our manufacturing operations are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. While we enter into long-term or volume purchase agreements with a few of our suppliers, no assurance can be given that materials, components and subsystems will be available in the quantities we require, if at all. Our inability to develop alternative sources of supply quickly on a cost-effective basis could materially impair our ability to manufacture and deliver products in a timely manner, which could harm our business, financial condition and results of operations. We may experience material supply problems or component or subsystem delays in the future.

If we fail to manage our internal development or successfully effectuate our acquisitions, we may not effectively manage our growth and our business may be harmed.

Future growth of our operations depends, in part, on our ability to introduce new products and product enhancements to meet the emerging trends in the wireless telecommunications industry. We have pursued, and will continue to pursue, growth opportunities through internal development and acquisitions of complementary businesses and technologies. We are unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. We compete for acquisition and expansion opportunities with many entities that have substantially greater resources than us. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management’s attention, unexpected legal liabilities, and tax and accounting issues. We may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability or productivity as our existing business or otherwise perform as expected. Our failure to manage growth effectively could harm our business, financial condition and results of operations.

If we fail to develop products that meet the technical specifications of our customers, we could experience increased costs to remedy these failures.

Our customers typically require demanding specifications for quality, performance and reliability. We may face problems with respect to the quality, performance and reliability of our systems or related software tools. If these problems occur, we could experience increased costs, delays in or cancellations or reschedulings of orders or shipments, delays in collecting accounts receivable and product returns and discounts, any of which would harm our business, financial condition and results of operations.

Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business.

During any given quarter, a small number of customers may account for a significant portion of our net sales. For the fiscal year ended March 31, 2000, the top three customers accounted for approximately 28% of our net sales. At March 31, 2000, three customers accounted for approximately 59% of our backlog. In addition, for the quarter ended September 30, 2000, the top three customers accounted for approximately 35% of our net sales. At September 30, 2000, three customers accounted for approximately 39% of our backlog. Our current customers may not continue to place orders with us, orders by existing customers may not continue to be at levels of previous periods, or we may not be able to obtain orders from new customers. Our customers typically are not contractually obligated to purchase any quantity of products in any particular period and product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or our failure to gain additional customers could result in significant revenue shortfalls. If these revenue shortfalls occur, our business and financial condition would be harmed.

If we fail to maintain our OEM relationships, our distribution channels could be harmed, which could cause our revenues to decrease.

We have relationships with OEM base station suppliers and in selected countries we also market our products through independent agents and distributors. These relationships increase our ability to pursue the limited number of major contract awards each year. In addition, these relationships are intended to provide our customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. We may not be able to continue to maintain and develop these relationships or, if these relationships are developed, they may not be successful. The inability to establish or maintain these distribution relationships could result in significant revenue shortfalls. If these revenue shortfalls occur, our business, financial condition or results of operations could be harmed.

If sufficient radio frequency spectrum allocation is not allocated for use of our products, it may restrict our ability to market our products.

Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, our products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. In addition, both in the United States and internationally, we are affected by the allocation and auction of the radio frequency spectrum by governmental authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, we must obtain regulatory approval for our products. Each jurisdiction in which we market our products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the governmental regulatory authorities to allocate suitable frequency spectrum or to establish suitable regulations for emerging wireless telecommunications services could harm our business, financial condition or results of operations. Governmental authorities, both in the United States and internationally, may not allocate sufficient radio frequency spectrum for use by our products or we may not be successful in obtaining approval for our products from these authorities.

We need to hire, integrate and retain qualified personnel, because these individuals are important to our future success.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers, including Charles D. Kissner, who currently serves as our Chairman of the Board, and Sam Smookler, who currently serves as our Chief Executive Officer and President. The loss of any key personnel could harm our business. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and we may not be successful in attracting or retaining qualified personnel. The failure of any key employee to perform in his or her current position or our inability to attract and retain qualified personnel could harm our business, financial condition and results of operations.

If we are unable to protect our intellectual property rights adequately, we may be deprived of legal recourse against those who misappropriate our intellectual property.

We rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect our intellectual property in the United States and internationally. We enter into confidentiality and invention assignment agreements with our employees, and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. The steps taken by us may not be adequate to deter misappropriation or impede independent third parties from developing technology that is similar or superior to our proprietary technology, which could lead to substantial competition in our market area. If we fail to adequately protect our intellectual property rights and proprietary information our business could be harmed. Moreover, the protection provided to our intellectual property by the laws and courts of foreign nations may not be substantially similar to the remedies available under United States law or third parties may assert infringement claims against us.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

The wireless telecommunications industry is characterized by numerous allegations of patent infringement among competitors and considerable related litigation. Accordingly, we may in the future be notified that we are infringing patent or other intellectual property rights of others. Although there are currently no pending lawsuits regarding intellectual property rights matters against us or unresolved notices that we are infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Litigation or claims could result in substantial costs and diversion of resources and could harm our business, financial condition and results of operations. In the event of an adverse result of any intellectual property litigation, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in this development or any license may not be available on commercially reasonable terms.

Our stock price may be volatile, which may lead to losses by investors and securities litigation.

Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results and general conditions in the telecommunications industry in which we compete, or the national economies in which we do business and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could have a material adverse effect on the market price of our common stock.

Forward-Looking Statements

The statements contained in this prospectus that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbor provisions provided in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 apply to forward-looking statements we make. These statements can be identified by the use of forward-looking terminology, including “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative of these terms or other variations or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Numerous factors, including the risk factors discussed above, economic and competitive conditions, timing and volume of incoming orders, shipment volumes, product margins, and foreign exchange rates, could cause actual results to differ materially from those described in these statements, and prospective investors should carefully consider these factors in evaluating these forward-looking statements. These forward-looking statements are based on current expectations, and we assume no obligation to update this information unless in the course of offering the securities under this prospectus we provide you with a prospectus supplement.

Use of Proceeds

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general corporate funds for general corporate purposes, including working capital, increased research and development expenditures and capital expenditures made in the ordinary course of business. We may also use an unspecified portion of the net proceeds to acquire or invest in additional businesses, products or technologies or to establish joint ventures that we believe will complement our current or future business. The amounts that we actually expend for working capital purposes, investments or acquisitions will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. Accordingly, our management will retain broad discretion in the allocation of the net proceeds from the sale of the offered securities. Until the net proceeds have been used, they will be invested in short-term marketable securities. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, the change in use of proceeds will be described in the applicable prospectus supplement.

Ratios of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for the last five fiscal years.

						Six Months Ended
	Year Ended March 31,					September 30,
	1996	1997	1998	1999	2000	1999	2000
Ratio of earnings to fixed charges	—	6.7	27.5	—	21.8	4.8	821.1
Ratio of deficiency earnings to fixed charges	(5.5)	—	—	(199.7)	—	—	—

For purposes of calculating the ratios, fixed charges consist of:

•	interest on debt; and

•	the interest portion of rental expense on operating leases.

The ratio of earnings to fixed charges is calculated as follows:

(income before extraordinary charges and income taxes) + (fixed charges)

(fixed charges)

Description of Debt Securities

This section describes the general terms and provisions of the debentures, notes, bonds and other evidences of indebtedness that we may issue and that the trustee named in the applicable prospectus supplement will authenticate and deliver under an indenture (the “Indenture”). The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered will be described in the applicable prospectus supplement relating to the debt securities.

We have summarized various terms and provisions of the form of Indenture in this section. This summary is not complete. We also have filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any debt securities. The summary that follows includes numerical references in parentheses to section numbers of the form of Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General Description of the Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, senior, unsecured obligations. The Indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Debt securities issued under the Indenture will be issued as part of a series of securities that has been established by us pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to debt securities states otherwise, the Indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. If we ever issue Bearer Securities, we will summarize provisions of the Indenture that relate to Bearer Securities in the applicable prospectus supplement.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the maturity date of the debt securities;

•	any amortization with respect to the debt securities;

•	any conversion mechanism whereby the debt securities would convert into shares of Common Stock;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date;

•	any circumstances under which we may defer interest payments;

•	any optional redemption provisions that would permit us or the Holders, as defined below, of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the Holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities will be issued in whole or in part in the form of Global Securities and, if so, the name of the depositary for those Global Securities (a “Global Security” means a debt security that we issue in accordance with the Indenture to represent all or part of a series of debt securities);

•	any special tax implications of the debt securities; and

•	any other terms of the debt securities.

A “Holder,” with respect to a Registered Security, means the person in whose name the Registered Security is registered in the Security Register. (Section 101)

Payment; Transfer

In the applicable prospectus supplement, we will designate a place of payment where you can receive payment of the principal of, and any premium and interest on, the debt securities, or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the Security Register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a debt security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

Classification of Restricted and Unrestricted Subsidiaries

The Indenture contains restrictive covenants that apply to us and all of our Restricted Subsidiaries. Those covenants do not apply to our Unrestricted Subsidiaries. For example, (1) the assets and indebtedness of Unrestricted Subsidiaries and (2) investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading “Restrictions on Secured Funded Debt” below. The Indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the Indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

A “Subsidiary” is any corporation of which we own more than 50% of the outstanding shares of Voting Stock directly or through one or more of our other Subsidiaries. “Voting Stock” means stock that is entitled to vote in an election for directors.

“Restricted Subsidiaries” are all of our Subsidiaries other than Unrestricted Subsidiaries. A “Wholly Owned Restricted Subsidiary” is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly Owned Restricted Subsidiaries.

Our “Unrestricted Subsidiaries” are:

•	any Subsidiaries listed in a schedule to the Indenture;

•	any Subsidiary that our Board of Directors in the future designates as an Unrestricted Subsidiary pursuant to the Indenture; and

•	any other Subsidiary if a majority of its Voting Stock is owned by an Unrestricted Subsidiary.

Our Board of Directors can at any time change a Subsidiary’s designation from an Unrestricted Subsidiary to a Restricted Subsidiary if (1) the majority of that Subsidiary’s Voting Stock is not owned by an Unrestricted Subsidiary and (2) after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading “Restrictions on Secured Funded Debt” below. (Sections 101, 1010(a))

Restrictions on Secured Funded Debt

The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create, including by guarantee. Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after the incurrence or creation of the new Secured Funded Debt, the sum of:

•	the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than categories of Secured Funded Debt discussed below); plus

•	the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions; and

•	does not exceed a percentage of our Consolidated Net Tangible Assets to be determined prior to execution of the Indenture.

This limitation does not apply if the outstanding debt securities are secured equally and ratably with or prior to the new Secured Funded Debt. (Sections 1008(a), 1008(c))

“Secured Funded Debt” means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)

“Funded Debt” means:

•	Indebtedness maturing, or which we may extend or renew to mature, more than 12 months after the time the amount of Secured Funded Debt is computed; plus

•	guarantees of Indebtedness or of dividends, except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business; plus

•	in the case of a Subsidiary, all preferred stock of that Subsidiary.

Funded Debt does not include any amount relating to obligations under leases or guarantees of leases whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)

“Indebtedness” means, except as set forth in the next sentence:

•	all items of indebtedness or liability, except capital and surplus, which under GAAP would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

•	indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

•	guarantees, endorsements, other than for purposes of collection, and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless the amount is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if these kinds of obligations or guarantees of obligations would be included as liabilities on the consolidated balance sheet of our Company and our Restricted Subsidiaries. (Section 101)

“Attributable Debt” means:

•	the balance sheet liability amount of capital leases as determined by GAAP; plus

•	the amount of future minimum operating lease payments required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Shareholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of (1) the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty or (2) the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

“Consolidated Net Tangible Assets” means the total consolidated amount of our assets and those of our Restricted Subsidiaries, minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation, minus

•	all liabilities and liability items, including capital leases, or guarantees of capital leases, which under GAAP would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes; and

•	goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles. (Section 101)

The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading “Restrictions on Secured Funded Debt”:

•	Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly Owned Restricted Subsidiaries;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure various payments;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that the respective company becomes one of our Subsidiaries;

•	Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries, including acquisitions by merger or consolidation, (2) secures the payment of any part of the purchase price of or construction cost for the respective property, shares of stock or Indebtedness or (3) secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of the respective property, shares of stock or Indebtedness or the completion of any construction of the respective property for the purpose of financing all or a part of the purchase price or construction cost of the respective property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading “Consolidation, Merger or Sale” below;

•	Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

•	any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading “Restrictions on Secured Funded Debt,” (2) any Secured Funded Debt outstanding at a date to be determined, of any then Restricted Subsidiary or (3) any Secured Funded Debt of any company outstanding at the time the respective company became a Restricted Subsidiary. (Section 1008(b))

Restrictions on Sale and Lease-Back Transactions

The Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Operating Property as defined below, more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

•	we or the relevant Restricted Subsidiary could (1) create Secured Funded Debt on the respective property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt discussed in the “Restrictions on Secured Funded Debt” section above; or

•	we apply an amount, subject to credits for various voluntary retirements of debt securities and/or Funded Debt, equal to the greater of (1) the fair value of the respective property or (2) the net proceeds of the respective sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction (1) between us and one of our Restricted Subsidiaries, (2) between any of our Restricted Subsidiaries or (3) involving a lease for a period, including renewals, of three years or less. (Section 1009)

“Operating Property” means a parcel of real property owned by us or any Subsidiary and primarily used in the operation of its business. If we acquire a new Subsidiary that already owns and operates the respective property, then the respective property will not be considered Operating Property until 90 days after the relevant acquisition. (Section 101)

Consolidation, Merger or Sale

The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

•	the resulting or acquiring corporation, if other than us, assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, no Event of Default exists; and

•	except in the case of a consolidation or merger of a Restricted Subsidiary with or into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding debt securities of each series or (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt as described in the “Restrictions on Secured Funded Debt” section above. (Section 801) Even though the Indenture contains the provisions described above, we are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

•	that corporation is one of our Wholly Owned Restricted Subsidiaries; and

•	we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt, as described in the “Restrictions on Secured Funded Debt” section above. (Section 803)

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the relevant successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name, and we will be released from all our liabilities and obligations under the Indenture and under the debt securities. (Section 802)

Modification and Waiver

Under the Indenture, our specified rights and obligations and the specified rights of Holders of the debt securities may be modified or amended with the consent of the Holders of a majority of the aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

•	a change in various payments due on the debt securities;

•	a change in the Place of Payment or currency in which any payment on the debt securities is payable;

•	a limitation of a Holder’s right to sue us for the enforcement of various payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the Indenture;

•	a limitation of a Holder’s right, if any, to repayment of debt securities at the respective Holder’s option; and

•	a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with specified provisions of the Indenture or to waive various defaults under the Indenture. (Section 902) Under the Indenture, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all Holders of that series:

•	waive compliance by us with specified restrictive covenants of the Indenture; and

•	waive any past default under the Indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any debt securities of that series; or

•	a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each outstanding debt security of that series. (Sections 1012, 513)

Events of Default

“Event of Default,” when used in the Indenture with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to deposit any sinking fund payment when due on debt securities of that series;

•	failure to perform any other covenant in the Indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

•	default under any Indebtedness for borrowed money, including other series of debt securities, or under any mortgage, lien or other similar encumbrance, indenture or instrument, including the Indenture, which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than an aggregate dollar amount to be determined prior to the execution of the Indenture, unless the acceleration is rescinded or the Indebtedness is discharged within 10 days after we have received written notice of the default in the manner specified in the Indenture;

•	specified events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the Holders of a percentage to be determined prior to the execution of the Indenture, or higher, of the aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to various conditions, rescind the declaration. (Sections 502, 513)

The prospectus supplement relating to each series of debt securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the respective series when an Event of Default occurs and continues.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The Indenture requires us to file an officers’ certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the Holders. (Section 602)

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the Trustee, the Holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred upon the Trustee. (Sections 512, 603)

The Holder of a debt security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

•	the Holders of at least a percentage to be determined prior to the execution of the Indenture, or higher, in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin a proceeding;

•	the Trustee has not started a proceeding within 60 days after receiving the request; and

•	the Trustee has not received directions inconsistent with the relevant request from the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the Holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce payment. (Section 508)

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations, as defined below, to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the relevant payments are due under the Indenture and the terms of the debt securities. (Section 403) As used above, “Government Obligations” mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of the respective government. (Section 101)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the Indenture will no longer apply to the debt securities of that series, except for obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	Holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Under federal income tax law, a deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between (1) the holder’s cost or other tax basis for the debt securities and (2) the value of the holder’s interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “Substitution of Collateral” below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the Indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the Indenture. If we so provide and we make the deposit described in this section under the heading “Defeasance and Discharge” above:

•	we will not have to comply with the following restrictive covenants

•	consolidation, merger or sale (Sections 801, 803);

•	restrictions on Secured Funded Debt (Section 1008);

•	restrictions on sale and lease-back transactions (Section 1009);

•	classification of Restricted and Unrestricted Subsidiaries (Section 1010); and

•	any other covenant we designate when we establish the series of debt securities; and

•	we will not have to treat the events described in the fourth bullet point under the heading “Events of Default” above as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading “Events of Default” as Events of Default under the Indenture in connection with that series.

In the event of a defeasance, our obligations under the Indenture and the debt securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1501)

If we exercise our option not to comply with the covenants listed above and the debt securities of the relevant series become immediately due and payable because an Event of Default has occurred, other than as a result of an Event of Default specifically referred to above, the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums due on the debt securities of the relevant series, such as sinking fund payments, on the date payments are due under the Indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

Substitution of Collateral. At the time that we establish a series of debt securities under the Indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the debt securities of that series pursuant to the defeasance provisions applicable to those debt securities. (Section 402)

Description of Common Stock

This section describes the general terms and provisions of the shares of our common stock. Any prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

We have summarized terms and provisions of our common stock in this section. This summary is not complete. You should read our Restated Certificate of Incorporation and our Bylaws and the Certificate of Designation relating to the Series A Preferred Stock for additional information before you buy any of our common stock.

General Description of Our Common Stock

Shares Outstanding. We are authorized to issue up to 150,000,000 shares of common stock. As of November 22, 2000, 73,625,410 shares were issued and outstanding.

Voting. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders.

Dividends. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. Upon our liquidation or dissolution, holders of our common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of our preferred stock.

Preemptive, Subscription or Conversion Rights; Sinking Fund. Holders of our common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to our common stock.

Listing. Our outstanding shares of common stock are listed on the Nasdaq National Market under the symbol “STXN.” ChaseMellon Shareholder Services L.L.C. serves as the transfer agent and registrar for our common stock.

Our Certificate of Incorporation and Bylaws Contain Anti-Takeover Provisions

Provisions of our Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts.

Preferred Stock. Under our Restated Certificate of Incorporation, we have authority to issue 5,000,000 shares of preferred stock in one or more series as determined by our Board of Directors. Currently, no shares of preferred stock are issued and outstanding. Our Board of Directors may, without further action by our stockholders, issue an additional series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued by us in the future.

Nomination Procedures. In addition to members of our Board of Directors, stockholders can nominate candidates for our Board of Directors. However, a stockholder must follow the advance notice procedures described in Section 14 of our Bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 60 days before a scheduled meeting of our stockholders.

Proposal Procedures. Stockholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our Bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal at least 60 days before the date set for the annual meeting of our stockholders.

Amendment of Bylaws. Under our Bylaws, our Board of Directors can adopt, amend or repeal the Bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our Bylaws.

Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts specified transactions and business combinations between a corporation and an “Interested Stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to specified exceptions, unless the transaction is approved by our Board of Directors and the holders of at least 66.67% of the outstanding voting stock of the corporation, excluding shares held by the Interested Stockholder, Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the Interested Stockholder, or any other transaction that would increase the Interested Stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding shares held by persons who are both directors and officers or by specified employee stock plans.

Rights Agreement. In October 1991, we adopted a Stockholder’s Rights Agreement pursuant to which one Preferred Share Purchase Right (a “Right”) was distributed for each outstanding share of our common stock. Each Right, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997, entitles our stockholders to buy one two-hundredth of a share of Series A Junior Participating preferred stock at an exercise price of $50.00 upon specified events. The Rights expire on October 23, 2001, unless earlier redeemed by us.

The Rights become exercisable if a person acquires 15% or more of our common stock or announces a tender offer that would result in the person owning 15% or more of our common stock, other than a person who has reported or is required to report beneficial ownership of our common stock on Schedule 13G under the Exchange Act of 1934, with respect to whom the threshold is 20%. If the Rights become exercisable, the holder of each Right, other than the person whose acquisition triggered the exercisability of the Rights, will be entitled to purchase, at the Right’s then-current exercise price, a number of shares of our common stock having a market value of twice the exercise price. In addition, if we were to be acquired in a merger or business combination after the Rights became exercisable, each Right would entitle its holder to purchase, at the Right’s then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997, are redeemable by us at a price of $0.005 per Right at any time within ten days after a person has acquired 15%, or 20% in the case of a Schedule 13G filer, or more of our common stock.

Description of Securities Warrants

This section describes the general terms and provisions of the warrants for the purchase of debt securities or common stock, or the Securities Warrants, that we may issue. The particular terms of the Securities Warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the Securities Warrants so offered will be described in the applicable prospectus supplement relating to the Securities Warrants.

Securities Warrants may be issued alone or together with debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement, or a Securities Warrant Agreement, between us and a bank or trust company, as warrant agent, or the Securities Warrant Agent, which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

We have summarized general terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants, or Securities Warrant Certificates, as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

Provisions of the Securities Warrants

If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following if applicable:

•	the offering price;

•	the currencies in which these Securities Warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises these Securities Warrants;

•	the designation and terms of any series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants offered with each debt security or share of common stock;

•	the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises these Securities Warrants and the price and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of these Securities Warrants.

Securities Warrants for the purchase of debt securities will be in registered form only.

If Securities Warrants for the purchase of common stock are offered, the applicable prospectus supplement will describe the terms of these Securities Warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of these Securities Warrants exercises them;

•	the designation and terms of the series of debt securities with which these Securities Warrants are being offered and the number of Securities Warrants being offered with each debt security or share of common stock;

•	the date on and after which the holder of these Securities Warrants can transfer them separately from the related common stock or series of debt securities;

•	the number of shares of common stock that can be purchased if a holder exercises these Securities Warrants and the price at which the common stock may be purchased upon each exercise;

•	the date on which the right to exercise these Securities Warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of these Securities Warrants.

Securities Warrants for the purchase of Common Stock will be in registered form only.

A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase debt securities are exercised, the holder of Securities Warrants will not have any of the rights of Holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase common stock are exercised, holders of Securities Warrants will not have any of the rights of holders of the underlying common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a Securities Warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised Securities Warrants will become void.

A holder of Securities Warrants may exercise them by following the general procedure outlined below:

•	delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

•	delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities or common stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment, or otherwise adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if specified events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them, for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive the rights or warrants, to purchase common stock at less than the current market price as will be defined in the Warrant Agreement for the applicable series of Common Stock Warrants; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding specified cash dividends and distributions described below, or rights or warrants, excluding rights or warrants referred to above.

Except as stated above, the exercise price and number of shares of common stock covered by a Common Stock Warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of Common Stock Warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for our common stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

Plan of Distribution

We may sell the securities under this prospectus through agents, underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the securities under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us, and any profit on the resale of these securities by them, may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including their underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement also will describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase these securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by particular institutions to purchase these securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of these securities under this prospectus at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against specific civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those specific civil liabilities.

Except for shares of common stock, when we issue the securities under this prospectus, they may be new securities without an established trading market. If we sell securities to an underwriter for public offering and sale, the underwriter may make a market for the relevant securities, but the underwriter will not be obligated to do so and could discontinue any market-making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security under this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

Legal Opinions

Morrison & Foerster LLP, San Francisco, California, will issue an opinion about the legality of the securities offered by this prospectus. Any underwriters will be represented by their own legal counsel.

Experts

The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements are, and consolidated financial statements included in subsequent filings with the SEC will be, incorporated by reference in this prospectus in reliance upon the report given upon the authority of said firm as experts in accounting and auditing to the extent consolidated financial statements included in subsequent filings are covered by consents executed by said firm and filed with the SEC.

Where You Can Find More Information About Us

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings also are available at the offices of the Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC. These documents contain important information about us and our finances.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

•	Definitive Proxy Statement for the fiscal year ended March 31, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

•	The description of our common stock contained in the Registration Statements on Form 8-A filed with the SEC on May 29, 1987 and November 5, 1991, as amended on December 27, 1996.

We also incorporate by reference additional documents that we may file with the SEC after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, including the exhibits to the relevant documents. Direct any request for copies to Carl A. Thomsen, Senior Vice President, Chief Financial Officer and Secretary, at our corporate headquarters, located at 170 Rose Orchard Way, San Jose, California 95134 (telephone number (408) 943-0777).

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.